EXHIBIT 22.1

                             HOME HOLDINGS INC.

                                SUBSIDIARIES

                                                           Percentage of
                                                           Voting Securities
                                            Jurisdiction   Owned by
                                            in which       immediate
     Name                                   organized      parent
     ----                                   ------------   ----------------

     Home Holdings Inc. (registrant)        Delaware
        Home Group Funding Corporation      Delaware           100%
        The Home Insurance Company          New Hampshire      100
           Briarpark Specialty Risks, Inc.  Texas              100
           Cityvest International Limited   Bermuda            100
              Cityvest Reinsurance Limited  Bermuda            100
           Gruntal Financial Corp           Delaware           100
              Gruntal & Co., Incorporated   Delaware           100
              The GMS Group, Inc.           New York           100
              GF Mortgage Corp              Delaware           100
         Home International Services, Inc.  Delaware           100
         Glendale Speciality Risks
           Insurance Services, Inc.         California         100
         Settlement Designs, Inc.           New Jersey         100
         Sterling Forest Corporation        Delaware           100
         US International Re, Inc.          Delaware           100
           US International Reinsurance
             Company                        New Hampshire      100
             City International Insurance
               Company Limited              United Kingdom     100


        Certain subsidiaries have been omitted in accordance with the provisions of Regulation S-K item 601.